SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant /X/
Filed by a Party other than the Registrant /_/

Check the appropriate box:

/_/ Preliminary Proxy Statement
/X/ Definitive Proxy Statement
/_/ Definitive Additional Materials
/_/ Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                    QNB CORP.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

________________________________________________________________________________
       (Name of Person(s) Filing Proxy Statement if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/ No Fee Required.

1) Title of each class of securities to which transaction applies:

   _____________________________________________________________________________

2) Aggregate number of securities to which transaction applies:

   _____________________________________________________________________________

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*

   _____________________________________________________________________________

4) Proposed maximum aggregate value of transaction:

   _____________________________________________________________________________

/_/ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    1) Amount previously paid: _________________________________________________

    2) Form, Schedule or Registration No. ______________________________________

    3) Filing party: ___________________________________________________________

    4) Date filed: _____________________________________________________________

___________
*Set forth the amount on which the filing fee is calculated and state how it was determined.

                                 [LOGO OF QNB]


April 14, 2000





Dear Shareholder:


The 2000 Annual Meeting of Shareholders of QNB Corp. will be held at the offices of The Quakertown National Bank, 320 West Broad Street, Quakertown, Pennsylvania 18951 on Tuesday, May 16, 2000, at 11:00 a.m., local time. Notice of the annual meeting, QNB's proxy statement, proxy card and 1999 annual report are enclosed.

At this year's annual meeting, you are being asked to elect three Class III directors. This proposal is fully described in the accompanying proxy statement, which you are urged to read carefully.

YOUR BOARD OF DIRECTORS HAS UNANIMOUSLY ENDORSED THE CANDIDATES FOR ELECTION. WE RECOMMEND THAT YOU VOTE "FOR" ALL THREE CANDIDATES.

YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the meeting in person, please mark, date and sign the enclosed proxy card and return it in the envelope provided.

If you have any questions with regard to the annual meeting, please contact our Assistant Corporate Secretary, L. Jane Mann, at (215) 538-5600, extension 5670.

Thank you for your cooperation and continuing support.

Sincerely,




/s/ Thomas J. Bisko
-------------------
Thomas J. Bisko
President and
Chief Executive Officer

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                  OF QNB CORP.

                         -------------------------------

                           TO BE HELD ON MAY 16, 2000



     Notice is hereby given that the 2000 Annual Meeting of Shareholders of QNB Corp. will be held at the offices of The Quakertown National Bank, 320 West Broad Street, Quakertown, Pennsylvania 18951, on Tuesday, May 16, 2000 at 11:00 a.m., local time, for the following purposes:

(1)  To elect three Class III directors; and

(2) To transact any other business properly presented at the annual meeting or any adjournment(s) of the meeting.

     The Board of Directors fixed the close of business on March 31, 2000 as the record date for the purpose of determining those shareholders entitled to notice of and to vote at the annual meeting, either in person or by proxy.

     All shareholders are cordially invited to attend the annual meeting. Whether or not you plan to attend the annual meeting, you are requested to mark, date, sign and mail the enclosed proxy in the envelope supplied, as soon as possible. At any time prior to the proxy being voted, it is revocable by written notice to QNB in accordance with the instructions set forth in the enclosed proxy statement including or by voting at the meeting in person. If you attend the annual meeting, you may withdraw your proxy before it is voted and then vote your shares in person.

By Order of the Board of Directors,




/s/ Charles M. Meredith, III
----------------------------
Charles M. Meredith, III
Secretary

Quakertown, Pennsylvania
April 14, 2000

                                    QNB Corp.
                              10 North Third Street
                                  P.O. Box 9005
                         Quakertown, Pennsylvania 18951
                                 (215) 538-5600

                               ------------------

                                 PROXY STATEMENT


               2000 ANNUAL MEETING OF SHAREHOLDERS - MAY 16, 2000

     This proxy statement is being furnished to holders of the common stock, par value $1.25 per share, of QNB Corp. in connection with the solicitation of proxies by the Board of Directors for use at the 2000 Annual Meeting of Shareholders. The annual meeting will be held at the offices of The Quakertown National Bank at 320 West Broad Street, Quakertown, Pennsylvania 18951, on May 16, 2000 at 11:00 a.m., local time.

     As of the date of this proxy statement, the Board of Directors knows of no business that will be presented for consideration at the annual meeting other than that referred to in the enclosed Notice of Annual Meeting. As to other business, if any, properly presented at the annual meeting, executed proxies will be voted in accordance with the judgment of the person or persons voting the proxy.

     The cost of solicitation of proxies will be paid by QNB. QNB will reimburse brokerage firms and other custodians, nominees, and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of QNB's common stock. In addition to solicitations by mail, directors, officers, and employees of QNB and the bank may solicit proxies personally or by telephone, without additional compensation.

     These proxy materials are first being mailed to shareholders on or about April 14, 2000.


Date, Time and Place of Meeting

     The annual meeting will be held on Tuesday, May 16, 2000 at 11:00 a.m., local time, at the bank's offices at 320 West Broad Street, Quakertown, Pennsylvania 18951.


Outstanding Securities; Quorum; Voting Rights; and Record Date

     The close of business on March 31, 2000 was fixed as the record date for the purpose of determining those shareholders entitled to notice of, and to vote at, the annual meeting and any adjournments or postponements of the meeting. As of the close of business on that date, QNB had issued and outstanding 1,439,273 shares of common stock.

     Shareholders are entitled to one vote for each share of common stock held of record on the record date with respect to each matter to be voted on at the annual meeting.

     The presence, in person or by proxy, of the holders of a majority of the outstanding shares of the common stock on the record date is necessary to constitute a quorum at the annual meeting.

Solicitation of Proxies

     The Board of Directors solicits this proxy for use at QNB's 2000 annual meeting of shareholders.


Voting and Revocability of Proxies

     Shares of common stock represented by properly executed proxies will, unless the proxies have previously been revoked, be voted in accordance with the instructions indicated on the proxies. If no instructions are indicated on the proxies, the shares will be voted FOR the election of QNB's nominees to the Board of Directors. The Board of Directors does not anticipate that any matters will be presented at the annual meeting other than as set forth in the accompanying Notice of Annual Meeting. In the event that any other matters are properly presented at the annual meeting, proxies will be voted in the discretion of the proxy holders as to such matters.

     A shareholder who executes and returns a proxy has the power to revoke it at any time before it is voted by delivering to Mr. Charles M. Meredith, III, Secretary of QNB, at the offices of QNB, at the address indicated above, either a written notice of the revocation or a duly executed later-dated proxy, or by attending the annual meeting and voting in person after giving notice of the revocation.

                        SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth, as of March 31, 2000, the number of shares of common stock, par value $1.25 per share, beneficially owned by each current director and nominee, by each executive officer, and by all directors, nominees and executive officers of QNB and the bank, as a group. Unless otherwise indicated, shares are held individually. The address for each person is 320 West Broad Street, P.O. Box 9005, Quakertown, Pennsylvania 18951.

                                                                Amount and Nature of            Percentage of
Name of Beneficial Owner                                     Beneficial Ownership (1)(2)          Class (3)
------------------------                                     ---------------------------        -------------

Norman L. Baringer, Director                                          6,000 (4)                       *

Thomas J. Bisko, Director                                            15,972 (5)                     1.08%
  President/Chief Executive Officer (Corp. and Bank)

Kenneth F. Brown, Jr., Director                                      54,801 (6)                     3.71%

Dennis Helf, Director                                                 6,996 (7)                       *

Donald T. Knauss, Director                                           48,376 (8)                     3.27%

Bret H. Krevolin, Executive Vice President/                           9,270 (9)                       *
  Chief Financial Officer (Bank)
  Chief Accounting Officer (Corp.)

Bryan S. Lebo, Senior Vice President of                               8,217 (10)                      *
  Lending (Bank)

G. Arden Link, Director (Bank)                                        2,600 (11)                      *

Charles M. Meredith III, Director                                    41,300 (12)                    2.79%

Gary S. Parzych, Director                                             3,550 (13)                      *

Henry L. Rosenberger, Director                                       10,600 (14)                      *

Mary Ann Smith, Senior Vice President/                               10,689 (15)                      *
  Chief Information Officer (Bank)

Edgar L. Stauffer, Director                                          45,111 (16)                    3.05%

Robert C. Werner, Executive Vice President/                          10,601 (17)                      *
  Chief Operating Officer (Bank)
  Vice President (Corp.)

Existing Directors, Nominees
  & Executive Officers
  as a Group (14 persons)                                           274,083                        18.54%

----------------------------------

*    Less than 1.00%
                                       3

(1) The securities "beneficially owned" by an individual are determined in accordance with the definitions of "beneficial ownership" set forth in the General Rules and Regulations of the Securities and Exchange Commission and may include securities owned by or for the individual's spouse and minor children and any other relative who has the same home, as well as securities that the individual has, or shares, voting or investment power or has the right to acquire beneficial ownership within 60 days after March 31, 2000. Beneficial ownership may be disclaimed as to certain of the securities.

(2) Includes 23,300 immediately exercisable options and 16,000 options that become exercisable over time or that could be exercisable immediately upon a change of control of the corporation.

(3)  Numbers are rounded-off to the nearest one-hundredth percent.

(4) Includes 3,348 shares owned jointly by Mr. Baringer with his wife, Nancy, and 950 shares held in her individual capacity.

(5) Includes 6,058 shares owned jointly by Mr. Bisko with his wife, Barbara; 40 shares held of record by Mr. Bisko's daughter, as to which Mr. Bisko has the sole voting and dispositive power; and 4,800 exercisable options and 3,200 options that become exercisable over time awarded under the Stock Incentive Plan.

(6)  Includes 54,001 shares owned jointly by Mr. Brown with his wife, Pamela.

(7)  Includes 6,196 shares owned jointly by Mr. Helf with his wife, Mary.

(8)  Includes 8,964 shares owned by Mr. Knauss's wife, Ruth.

(9) Includes 1,470 shares owned jointly by Mr. Krevolin with his wife, Susan, and 4,600 exercisable options and 3,200 options that become exercisable over time awarded under the Stock Incentive Plan.

(10) Includes 300 shares owned jointly by Mr. Lebo with his wife, Elaine, and 4,600 exercisable options and 3,200 options that become exercisable over time awarded under the Stock Incentive Plan.

(11) Includes 167 shares owned jointly by Mr. Link with his wife, Dorothy.

(12) Includes 5,292 shares owned jointly by Mr. Meredith with his wife, Elizabeth; 2,396 shares held in her individual capacity; and 4,200 shares held of record by Franklin & Meredith, Inc.

(13) Includes 1,000 shares owned by Mr. Parzych's wife, Karen, and 1,000 shares held of record by Eugene T. Parzych, Inc.

(14) Includes 6,300 shares held of record by Rosenberger Companies, Ltd.

(15) Includes 812 shares owned jointly by Ms. Smith with her husband, Randall; 208 shares held of record by Ms. Smith's children, as to which Ms. Smith has the sole voting and dispositive power; and 4,600 exercisable options and 3,200 options that become exercisable over time awarded under the Stock Incentive Plan.

(16) Includes 29,496 shares owned jointly by Mr. Stauffer with his wife, Mary Blake, and 4,383 shares held in her individual capacity.

(17) Includes 2,580 shares owned jointly by Mr. Werner with his wife, Judith, and 4,700 exercisable options and 3,200 options that become exercisable over time awarded under the Stock Incentive Plan.

                       BENEFICIAL OWNERSHIP OF SECURITIES


     On March 31, 2000, 1,439,273 shares of common stock, par value $1.25 per share were issued, outstanding and entitled to vote. The following table sets forth the names of persons who, directly or indirectly, are known to QNB's management to be the beneficial owners (as determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934), of at least 5% of QNB's outstanding common stock as of March 31, 2000.



Name and Address of                 Number of Shares             Percentage of
Beneficial Owner                        Owned (1)                  Class (2)
-------------------                 ----------------             -------------

James C. Ebbert                        117,628 (3)                   8.17%
303 Edgemont Avenue
Quakertown, PA  18951

-----------------------------


(1) The securities "beneficially owned" by an individual are determined in accordance with the definitions of "beneficial ownership" set forth in the General Rules and Regulations of the Securities and Exchange Commission and may include securities owned by or for the individual's spouse and minor children and any other relative who has the same home, as well as securities to which the individual has, or shares, voting or investment power or has the right to acquire beneficial ownership within 60 days after March 31, 2000. Beneficial ownership may be disclaimed as to certain of the securities.

(2)  Numbers are rounded off to the nearest one-hundredth percent.

(3)  These shares are owned jointly by Mr. Ebbert with his wife, Martha.

                                   PROPOSAL I

                              ELECTION OF DIRECTORS


The Board of Directors

     QNB's Articles of Incorporation and QNB's By-Laws provide that the Board of Directors shall consist of nine members and shall be divided into three classes, Class I, Class II, and Class III, which shall be as nearly equal in number as possible. The three directors currently constituting Class III have been nominated for re-election at the annual meeting. Directors in Class I and Class II will hold office until the 2001 and 2002 annual meetings, respectively.


The Nominees

     At the annual meeting, three directors will be elected. Each director so elected will hold office until the 2003 annual meeting of shareholders and until his successor in office is duly qualified and elected.

     To the extent given discretion, the persons named in the accompanying proxy intend to vote FOR each of the nominees listed below. In the event that any nominee should decline to serve or be unable to serve, the persons named as proxies may vote for the election of such person or persons as the Board of Directors recommends. The Board of Directors does not maintain a Nominating Committee.

     Set forth below, with respect to each director nominee, is his name, age, the time period served as a director and his principal occupation(s) or employment and business affiliation(s) at present and during the last five years.


Voting Requirements

     The three director candidates are required to be elected by the affirmative vote of a majority of the outstanding shares on the record date. Votes may be cast in favor or withheld for any or all of the nominees.

     Abstentions and broker non-votes will neither be counted for nor against a nominee, but the shares represented by any abstention or broker non-vote will be considered present at the annual meeting for quorum purposes.


                                 RECOMMENDATION

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT EACH OF THESE NOMINEES
                      BE ELECTED AS A CLASS III DIRECTOR.

CURRENT CLASS III DIRECTORS AND NOMINEES FOR THREE YEAR TERM EXPIRING IN 2003

     Dennis Helf
     Age 53; Private Investment Advisor from 1995 to present; Partner, Grim Biehn Thatcher & Helf (law firm), Quakertown, PA from 1980 to December 1995; a Director of the Bank since January 1996; a Director of QNB since May 1997.

     Donald T. Knauss
     Age 74; Secretary of QNB from 1984 to April 1994; Secretary of the Bank from 1968 to April 1994; Retired, E.W. Knauss & Son, Inc. (meat processing), Quakertown, PA; Chairman of the Board, E.W. Knauss & Son, Inc. from 1986 to 1996; a Director of the Bank since 1954; a Director of QNB since 1984.

     Thomas J. Bisko
     Age 52; Chief Executive Officer of the Bank and QNB from March 1988 to present; President of the Bank from September 1985 to present; Treasurer of QNB from February 1986 to present; President of QNB from May 1986 to present; a Director of QNB and the Bank since 1985.

Continuing Directors Serving Until 2001 (Class I Directors)

     Gary S. Parzych
     Age 44; President, Eugene T. Parzych, Inc. (construction company), Trumbauersville, PA from 1980 to present; President, Finland Leasing Company, Inc. (real estate holding company), Trumbauersville, PA from June 1986 to present; Director of Quakertown Community School Board from January 1987 to present; a Director of QNB and the Bank since 1995.

     Norman L. Baringer
     Age 69; Retired, Baringer Assoc. Inc. (insurance, real estate brokerage), Quakertown, PA; President, Baringer Assoc. Inc. from 1985 to 1995; a Director of QNB and the Bank since 1992.

     Charles M. Meredith, III
     Age 64; Secretary of QNB and the Bank from April 1994 to present; Co-Owner, Franklin & Meredith Inc. (commercial publisher), Quakertown, PA; a Director of the Bank since 1968; a Director of QNB since 1984.

Continuing Directors Serving Until 2002 (Class II Directors)

     Kenneth F. Brown, Jr.
     Age 44; President, McAdoo & Allen, Inc. (manufacturer of inorganic pigment and leather products), Quakertown, PA from September 1989 to present; Executive Vice President, McAdoo & Allen, Inc. from April 1976 to August 1989; a Director of QNB and the Bank since 1993.

     Henry L. Rosenberger
     Age 54; President of Rosenberger Companies, Ltd. from 1998 to present. Chairman/CEO, Rosenberger's Cold Storage, Inc. (refrigerated storage), Hatfield, PA from 1993 to 1998; President, Rosenberger's Cold Storage, Inc. from June 1981 to 1996; Chairman/CEO, Rosenberger's Cold Transport, Inc. (refrigerated trucks) from 1996 to 1998; President, Rosenberger's Cold Transport, Inc. from October 1984 to 1996; President, Dock Woods Community, Inc. (retirement community) from January 1988 to present; a Director of QNB and the Bank since 1984.

     Edgar L. Stauffer
     Age 62; Co-Owner, Stauffer Manufacturing Corporation (manufacturer and importer of industrial work gloves and safety equipment), Red Hill, PA from August 1959 to present; Co-Owner, H. Texier Glove Corporation, Inc. from September 1983 to December 1999; a Director of the Bank since 1983; a Director of QNB since 1984.

                   THE BOARDS OF DIRECTORS OF QNB AND THE BANK


     Each current director of QNB is also a current member of the bank's Board of Directors. G. Arden Link is only a member of the bank's Board of Directors.

     QNB's Board of Directors met 13 times in 1999. The bank's Board of Directors met 20 times during such period. All current directors attended at least 75% of the aggregate of (1) the total number of meetings of the Board of Directors (held for the period for which he has been a director) and (2) the total number of meetings held by all committees of the board on which he served (during the periods that he served).

     QNB's Board of Directors established the following committees, among others:

     EXECUTIVE COMMITTEE. The Executive Committee is authorized to exercise all of the authority of the Board of Directors in the management of QNB between Board meetings, unless otherwise provided in QNB's By-Laws. The Executive Committee did not meet in 1999. The members of the Executive Committee are Directors Bisko, Helf, Knauss, Meredith and Stauffer.

     COMPENSATION COMMITTEE. The Compensation Committee's primary function is to review and determine the compensation of present and proposed senior members of QNB's management. The Compensation Committee met one time in 1999. The members of the Compensation Committee are Directors Helf, Knauss, Meredith, Rosenberger, and Stauffer.

       AUDIT COMMITTEE. The Audit Committee recommends the engagement and discharge of the independent certified public accountants, reviews their annual audit plan and the results of their auditing activities, and considers the range of audit and non-audit fees. It also reviews the general audit plan, scope and results of QNB's procedures for internal auditing. The reports of examination of QNB and its subsidiary by state and federal bank regulatory examiners are reviewed by the Audit Committee. The bank also has a standing Audit Committee which performs the same functions as QNB's Audit Committee. The members of QNB's and the bank's Audit Committee are Directors Baringer, Link, Meredith, and Rosenberger. The Audit Committee of QNB and the bank met three times in 1999.

       COMPENSATION OF THE BOARD OF DIRECTORS.

     Each director of QNB is also a member of the bank's Board of Directors. During 1999, directors, with the exception of those who are full-time employees of QNB or the bank, received an annual fee of $5,000. In addition, each director received a fee of $400 for each Board meeting attended. Directors are not reimbursed for QNB Board meetings. Members of the committees of the Board of Directors also received $200 from January to April and $150 thereafter for each committee meeting attended, provided the committee meeting was not held as part of a scheduled Board meeting.


                 MANAGEMENT INTERLOCKS AND INSIDER PARTICIPATION


     The Compensation Committee makes recommendations to the Board of Directors concerning general guidelines on compensation of employees and specific recommendations for Mr. Bisko. The membership of the committee consists solely of outside directors.

                             EXECUTIVE COMPENSATION


     Since the formation of QNB in 1984, none of its executive officers have received any separate compensation from QNB. Thomas J. Bisko, Robert C. Werner, and Bret H. Krevolin are the only executive officers of QNB that are also executive officers of the bank. The following information is furnished concerning the chief executive officer and the executive officers of QNB or the bank whose aggregate remuneration from the bank exceeded $100,000 during the fiscal years ended December 31, 1999, 1998 and 1997.

                           SUMMARY COMPENSATION TABLE




                                        ANNUAL COMPENSATION                   LONG-TERM COMPENSATION
                                       ---------------------                  -----------------------

                                                                        AWARDS                   PAY-OUTS
                                                                        -------                  ---------
                                                             OTHER     RESTRICTED
                                                             ANNUAL       STOCK       OPTIONS/                ALL OTHER
                                       SALARY     BONUS     COMPEN-      AWARDS         SARS      PAY-OUTS     COMPEN-
NAME AND POSITION              YEAR      ($)       ($)       SATION        ($)          (#)          ($)       SATION
                                                                                                                 ($)
-----------------------------------------------------------------------------------------------------------------------------------
Thomas J. Bisko               1999    $182,628   $18,263       $0          $0       1600 Shares      $0        $12,425     (1)
President and                 1998    $180,284   $18,028       $0          $0       1600 Shares      $0        $12,270     (1)
Chief Executive Officer       1997    $176,576   $17,658       $0          $0       1600 Shares      $0        $12,800     (1)

Robert C. Werner              1999    $122,250   $12,225       $0          $0       1600 Shares      $0         $9,780     (2)
Executive Vice President      1998    $117,548   $11,755       $0          $0       1600 Shares      $0         $9,405     (2)
Chief Operating Officer       1997    $113,027   $11,302       $0          $0       1600 Shares      $0         $9,129     (2)

Bryan S. Lebo                 1999     $99,438    $9,944       $0          $0       1600 Shares      $0         $7,955     (3)
Senior Vice President         1998     $95,624    $9,562       $0          $0       1600 Shares      $0         $7,651     (3)
Senior Lending Officer        1997     $91,936    $9,194       $0          $0       1600 Shares      $0         $7,425     (3)

Bret H. Krevolin              1999     $98,637    $9,864       $0          $0       1600 Shares      $0         $7,891     (4)
Executive Vice President      1998     $94,389    $9,439       $0          $0       1600 Shares      $0         $7,553     (4)
Chief Financial Officer       1997     $90,325    $9,033       $0          $0       1600 Shares      $0         $7,293     (4)

Mary Ann Smith                1999     $94,277    $9,428       $0          $0       1600 Shares      $0         $7,587     (5)
Senior Vice President         1998     $90,042    $9,004       $0          $0       1600 Shares      $0         $7,225     (5)
Chief Information Officer     1997     $83,940    $8,394       $0          $0       1600 Shares      $0         $6,833     (5)
--------------------------------









(1) Includes the bank's contributions to the 401(k) and Money Purchase Pension Plans of $12,425, $12,270 and $12,800 for Mr. Bisko for 1999, 1998, and 1997, respectively.

(2) Includes the bank's contributions to the 401(k) and Money Purchase Pension Plans of $9,780, $9,405 and $9,129 for Mr. Werner for 1999, 1998, and 1997, respectively.

(3) Includes the bank's contributions to the 401(k) and Money Purchase Pension Plans of $7,955, $7,651 and $7,425 for Mr. Lebo for 1999, 1998,
         and 1997, respectively.

(4) Includes the bank's contributions to the 401(k) and Money Purchase Pension Plans of $7,891, $7,553 and $7,293 for Mr. Krevolin for 1999, 1998, and 1997, respectively.

(5) Includes the bank's contributions to the 401(k) and Money Purchase Pension Plans of $7,587, $7,225 and $6,833 for Ms. Smith for 1999, 1998, and 1997, respectively.

STOCK OPTION GRANTS FOR 1999

       The following table reflects grants of stock options to Mr. Bisko, Mr. Werner, Mr. Lebo, Mr. Krevolin and Ms. Smith in fiscal year 1999.


                      OPTION GRANTS IN LAST FISCAL YEAR (1)

                                                                                                 POTENTIAL
                                              % OF TOTAL                                      REALIZABLE VALUE
                                                OPTIONS                                          AT ASSUMED
                                              GRANTED TO      EXERCISE                        ANNUAL RATES OF
                                   OPTIONS    EMPLOYEES       OR BASE                       STOCK APPRECIATION
                                   GRANTED    IN FISCAL       PRICE       EXPIRATION        FOR OPTION TERM (2)
NAME                                 (#)        YEAR        ($/SHARE)        DATE              5%           10%
                                                                                               ($)          ($)
---------------------------------------------------------------------------------------------------------------------
Thomas J. Bisko                     1600           10.8%         $37.00       01/12/2009      $37,232      $94,352
 President
 Chief Executive Officer

Robert C. Werner                    1600           10.8%         $37.00       01/12/2009      $37,232      $94,352
 Executive Vice President
 Chief Operating Officer

Bryan S. Lebo                       1600           10.8%         $37.00       01/12/2009      $37,232      $94,352
 Senior Vice President
 Of Lending

Bret H. Krevolin                    1600           10.8%         $37.00       01/12/2009      $37,232      $94,352
 Executive Vice President
 Chief Financial Officer

Mary Ann Smith                      1600           10.8%         $37.00       01/12/2009      $37,232      $94,352
 Senior Vice President
 Chief Information Officer
--------------------------


(1) All options granted were qualified stock options pursuant to the 1998 Stock Option Plan. The options granted vest and become exercisable after the third anniversary of their grant date.

(2) In order to realize the potential value of the stock options, QNB's common stock would be approximately $60.27 and $95.97 at a 5% and 10% appreciation rate, respectively.


AGGREGATE OPTION EXERCISES AND OPTION VALUES

     The following table provides information as to stock options exercised by Mr. Bisko, Mr. Werner, Mr. Lebo, Mr. Krevolin and Ms. Smith in 1999 and the value of stock options held by each officer at year-end 1999 measured in terms of the $29.50 closing price (average of the bid and asked price) of QNB's common stock on December 31, 1999. Some stock options are immediately exercisable while others become exercisable over time.

              AGGREGATED STOCK OPTION EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR-END STOCK OPTION VALUES


                                                                                                           VALUE OF
                                                                         NUMBER OF SECURITIES            UNEXERCISED
                                                                        UNDERLYING UNEXERCISED           IN-THE-MONEY
                                    SHARES                               OPTIONS AT 12/31/99          OPTIONS AT 12/31/99
                                  ACQUIRED ON            VALUE               (EXERCISABLE/              (EXERCISABLE/
                                   EXERCISE            REALIZED             UNEXERCISABLE)              UNEXERCISABLE)
 NAME                                (#)                 ($)                     (#)                        ($)
-----------------------------------------------------------------------------------------------------------------------------------
Thomas J. Bisko                      1,600             $32,400                6,400/1,600               $13,600/$0

Robert C. Werner                       700             $14,175                6,200/1,600               $12,750/$0

Bryan S. Lebo                            0             $     0                4,600/1,600               $     0/$0

Bret H. Krevolin                       500             $10,125                6,000/1,600               $11,900/$0

Mary Ann Smith                       1,000             $20,250                6,000/1,600               $11,900/$0


EMPLOYMENT AGREEMENTS

     On September 2, 1986, QNB and Mr. Bisko entered into an employment agreement for a term of 27 years, commencing immediately and terminating on December 31, 2013 provided however, that the employment agreement may be terminated by either party upon five years' prior written notice. Under the terms of the employment agreement, Mr. Bisko is to be employed as the President of the Bank and to render services as may be reasonably required of him from time to time by the Board of Directors. Mr. Bisko may be discharged at any time for just and proper cause, except that, following a change of control of QNB (which is defined as any one person or group obtaining voting control of 25% or more of QNB's outstanding common stock), Mr. Bisko's employment may only be terminated if he materially breaches his obligations under the employment agreement, fails or refuses to comply with the proper and reasonable written policies of the Board of Directors, or is convicted of a felony. If Mr. Bisko's employment is terminated for reasons other than, among others, discharge for cause, a change in control of QNB, or death or disability, Mr. Bisko is entitled to receive a lump sum severance payment equal to five times his then current base salary. If Mr. Bisko were terminated at the minimum base salary of $187,011 as of January 1, 2000, he would be entitled to receive a maximum lump sum payment equal to $935,055. Such a provision may be deemed to be "anti-takeover" in nature inasmuch as it may discourage a potential acquiror who may desire to replace Mr. Bisko with a new president. In the event of Mr. Bisko's death or disability, QNB shall pay either to Mr. Bisko, his estate, or his designated beneficiary, an amount equal to his then current base salary in equal monthly installments, which amounts may be reduced based upon the receipt of any life or disability insurance proceeds from policies maintained by and at the expense of QNB.


BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     QNB's Board of Directors is responsible for the governance of QNB and its subsidiary. In fulfilling its fiduciary duties, the Board of Directors acts in the best interests of QNB's shareholders, customers and the communities served by QNB and its subsidiary. To accomplish QNB's strategic goals and objectives, the Board of Directors engages competent persons who undertake to accomplish these objectives with integrity and in a cost-effective manner. The compensation of these individuals is part of the Board of Directors' fulfillment of its duties to accomplish QNB's strategic mission.

     The fundamental philosophy of QNB's and the bank's compensation program is to offer competitive compensation opportunities for all employees based on the individual's contribution and personal performance. The compensation program is administered by a compensation committee comprised of four outside directors who are listed below. The objective of the committee is to establish a fair compensation policy to govern all salaries in order to attract and motivate competent, dedicated and ambitious managers whose efforts will enhance the products and services of QNB, the results of which may include improved profitability, increased dividends to our shareholders and subsequent appreciation in the market value of our shares. While general guidelines are provided for all employees, the compensation committee makes specific recommendations for Mr. Bisko.

     Mr. Bisko's compensation is reviewed and approved annually by the Board of Directors. As a guideline for review in determining Mr. Bisko's base salary, the committee primarily uses information provided by the Larry Webber survey of Pennsylvania financial institutions operating within QNB's general market area. The compensation committee focuses on the survey data for financial institutions ranging from $300 million to $499 million operating in Southeastern Pennsylvania. This survey includes however, banks with assets of $29 million to $2.9 billion and is different than the peer group used for the performance graph. The peer group on the performance graph includes both larger regional banks and banks nationwide with assets between $250 million and $500 million. Pennsylvania peer group banks have been used because of common industry issues and competition for the same executive talent group.


CHIEF EXECUTIVE OFFICER COMPENSATION

     Mr. Bisko's base salary is $187,011 for 2000, subject to an annual review and adjustment, based upon the Social Security cost of living increase. Mr. Bisko's base pay is determined annually by the compensation committee. In addition, Mr. Bisko has a five-year compensation agreement whereby he is eligible to receive a cash bonus equivalent to 10% of his salary each year over the five-year term of the agreement provided certain financial goals are achieved. The goals are based on QNB increasing its earnings per share by a compounded 10% per year. The earnings per share growth amounts are based on levels achieved in 1996, the base year of the plan. In addition to the annual bonus, Mr. Bisko is also eligible to receive in the fifth year of the plan, 2001, an additional 10% bonus for every year that corporate goals were met over the term of the agreement, provided the fifth year target is met. Mr. Bisko shall also be reimbursed for all reasonable and necessary expenses related to his duties.

     The bank provides Mr. Bisko, for the benefit of his named beneficiary, with a salary continuation agreement. In the event of Mr. Bisko's death, the agreement provides his beneficiary with monthly income for 180 consecutive months. The agreement is enforceable only while Mr. Bisko remains employed by the bank. If Mr. Bisko's employment is terminated for any reason other than death, all rights under the agreement will be terminated. The benefits are funded through an insurance policy with the cost limited to the annual premium on the policy.

     The Bank provides Mr. Bisko with a membership to a country club. Mr. Bisko is reimbursed for the cost of all business related meals at the club. Mr. Bisko is not reimbursed for any personal meals at the country club.

This report is submitted by the Compensation Committee:

Edgar L. Stauffer, Chairperson; Donald T. Knauss, Henry L. Rosenberger, Charles
M. Meredith, III, Dennis Helf


                              STOCK INCENTIVE PLAN

     QNB maintains two stock option plans administered by QNB's Compensation Committee. The committee determines, among other things, the employees to whom awards are granted, the type of awards, and the amount, size, timing and terms of such awards.

     Both plans provide for the granting of either non-qualified stock options or incentive stock options. The exercise price of an option is the fair market value of QNB's common stock at the date of grant as defined in the plans. Participation in the plan is limited to those full-time officers and other key executive employees of QNB or the bank who are in positions in which their decisions, actions, and counsel have a significant impact upon QNB's profitability and success. QNB directors who are not otherwise full-time officers or employees of QNB or the bank are not eligible to participate in the plan. The 1988 Plan authorized the issuance of 82,000 shares. These options expire 5 years from the date of grant. The 1988 Plan expired on February 23, 1998. No additional shares may be granted under this plan. As of December 31, 1999, 73,050 options were granted and 38,400 options were outstanding under the 1988 Plan. At present, an aggregate of 15,406 shares of common stock have been issued pursuant to options granted under this plan.

     The 1998 Plan authorized the issuance of 100,000 shares. The time periods by which any option is exercisable under the 1998 Plan is determined by the committee but may not commence before the expiration of six months or continue beyond the expiration of ten years after the date the option is awarded. As of December 31, 1999, 17,600 options were granted and outstanding under the 1998 Plan.


                          EMPLOYEE STOCK PURCHASE PLAN

     At QNB's 1996 annual meeting, the shareholders approved QNB's Employee Stock Purchase Plan. This plan offers eligible employees an opportunity to purchase, from QNB, shares of common stock at a 5% discount from fair market value (as defined in the plan). The plan authorizes the issuance of 25,000 shares. The initial offering period of the plan commenced on December 1, 1996. As of March 31, 2000, 3,873 shares were issued under the plan.

                             STOCK PERFORMANCE GRAPH

     Set forth below is a performance graph comparing the yearly cumulative total shareholder return on QNB's common stock with:

o the yearly cumulative total shareholder return on stocks included in the NASDAQ Market Index, a broad market index,
o the yearly cumulative total shareholder return on the SNL Mid-Atlantic Bank Index, a group encompassing virtually all publicly traded banking companies in New York, New Jersey, Pennsylvania, Delaware, Maryland, and the District of Columbia (103 companies) and
o the yearly cumulative total shareholder return on the SNL $250M to $500M Bank Index, a group encompassing 113 publicly traded banking companies with assets between $250 million and $500 million.

     This index was added because it is more representative of banking companies with characteristics similar to QNB. All of these cumulative total returns are computed assuming the reinvestment of dividends at the frequency with which dividends were paid during the applicable years.


           COMPARISON OF FIVE YEAR CUMULATIVE TOTAL SHAREHOLDER RETURN QNB CORP., MID-ATLANTIC BANKS & NASDAQ MARKET INDEX

                                    [GRAPHIC]

              In the printed version of the document, a line graph
                appears which depicts the following plot points:

                                                      Period Ending
                              ---------------------------------------------------------------
                              12/31/94   12/31/95   12/31/96   12/31/97   12/31/98   12/31/99
                              --------   --------   --------   --------   --------   --------
QNB Corp.                      100.00     142.53     167.40     174.09     203.55     157.26
NASDAQ -- Total US*            100.00     141.33     173.89     213.07     300.25     542.43
SNL Mid-Atlantic Bank Index    100.00     160.04     229.66     326.41     361.87     459.77
SNL $250M-$500M Bank Index     100.00     134.95     175.23     303.07     271.41     252.50


                            EXECUTIVE OFFICERS OF QNB

       The following list sets forth the names of the executive officers of QNB, and other significant employees, their respective ages, positions held, recent business experience with QNB and the Bank, and the period they have served in their respective capacities.


THOMAS J. BISKO
Age 52; Chief Executive Officer of the Bank and QNB from March 1988 to present; President of the Bank from September 1985 to present; President of QNB from May 1986 to present; Treasurer of QNB from February 1986 to present.

ROBERT C. WERNER
Age 42; Executive Vice President/Chief Operating Officer of the Bank from January 1994 to present; Senior Vice President/Chief Financial Officer of the Bank from January 1989 to December 1993; Vice President of QNB from October 1988 to present.

BRET H. KREVOLIN
Age 37; Executive Vice President/Chief Financial Officer of the Bank from January 2000 to present; Chief Accounting Officer of QNB from January 1992 to present; Senior Vice President/Chief Financial Officer of the Bank from January 1995 to December 1999; Vice President/Controller of the Bank from August 1989 to December 1994.

BRYAN S. LEBO
Age 43; Senior Vice President/Senior Lending Officer of the Bank from January 1995 to present; Executive Vice President of Lehigh Valley Bank from 1992 to 1994.

MARY ANN SMITH
Age 46; Senior Vice President/Chief Information Officer of the Bank from January 1999 to present; Senior Vice President/Operations of the Bank from January 1995 to December 1998; Vice President/Operations of the Bank from January 1988 to December 1994.



CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

     QNB and the bank have not entered into any material transactions, proposed or consummated, with any director or executive officer of QNB or the bank, or any associate of the foregoing persons, with the exception of that disclosed below. QNB and the bank have engaged in and intend to continue to engage in banking and financial transactions in the ordinary course of business with directors and officers of QNB and the bank and their associates on comparable terms with similar interest rates as those prevailing from time to time for other bank customers.

     Total loans outstanding from the bank at December 31, 1999, to QNB's and the bank's officers and directors as a group, members of their immediate families and companies in which they had an ownership interest of 10% or more amounted to $4,014,000, or approximately 16.2% of the bank's total equity capital. The bank made these loans in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and did not involve more than the normal risk of collection or present other unfavorable features. The aggregate amount of indebtedness outstanding as of the latest practicable date, February 23, 2000, to the above described group was $3,697,000.

     During 1999, QNB entered into an agreement with Eugene T. Parzych, Inc., of which Director Gary S. Parzych is President, approved by the Board of Directors, for the improvement and renovation of the bank's offices. The total paid to Eugene T. Parzych, Inc. during 1999 was $333,000.

                      NOMINATIONS AND SHAREHOLDER PROPOSALS

     Nominations for election to the Board of Directors may be made by any shareholder if made in writing and delivered or mailed to the President of QNB, not less than 14 days or more than 50 days prior to any shareholder meeting called for the election of directors, provided however, that if less than 21days notice of the meeting is given to shareholders, the nomination shall be mailed or delivered to the President of QNB not later than the close of business on the 7th day following the day on which the notice of the meeting was mailed. The notification must contain the following information to the extent known to the notifying shareholder:

(a)      the name and address of each proposed nominee;
(b)      the principal occupation of each proposed nominee;
(c) the total number of shares of QNB common stock that will be voted for each proposed nominee;
(d)      the name and residential address of the notifying shareholder;
(e) the number of shares of QNB common stock owned by the notifying shareholder.

Nominations not made in accordance with these provisions may be disregarded by the Chairman at the annual meeting.

     Any shareholder proposal for the 2001 annual meeting must be submitted, in writing, to the Secretary of QNB in accordance with the proxy rules of the Securities and Exchange Commission prior to December 15, 2000. Any shareholder proposal not submitted in accordance with the foregoing may be disregarded by the Chairman at the annual meeting.


             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires QNB's officers and directors and persons who own more than 10% of QNB's common stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than 10% owners are required by Securities and Exchange Commission regulations to furnish QNB with copies of all Section 16(a) forms they file.

     To the Board of Directors' knowledge, based solely on review of the copies of such reports furnished to QNB during fiscal year ended December 31, 1999, all
Section 16(a) filing requirements applicable to its executive officers and directors were complied with except for Kenneth F. Brown, Jr. who filed one form late reporting one transaction.


                                  OTHER MATTERS

     Management is not aware of any business to come before the annual meeting other than those matters described in the proxy statement and the accompanying notice of annual meeting. However, if any other matters should properly come before the annual meeting, it is intended that the proxies hereby solicited will be voted with respect to those other matters in accordance with the judgment of the persons voting the proxies.

     If there are not sufficient votes for approval of any of the matters to be acted upon at the annual meeting, the annual meeting may be adjourned to permit the further solicitation of proxies.